Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 17, 2006	Contact: Helen W. Cornell Vice President, Finance and CFO (217) 228-8209

GARDNER DENVER, INC. INCREASES FIRST QUARTER 2006 EARNINGS GUIDANCE

QUINCY, IL, (April 17, 2006) – Gardner Denver, Inc. (NYSE: GDI) announced today that, based on information currently available, diluted earnings per share for the three months ended March 31, 2006 are expected to be in a range of $1.13 to $1.17, compared to its previous guidance of $0.65 to $0.75. The significant improvement in diluted earnings per share for the three-month period is primarily attributable to increased shipments as a result of higher than expected orders and manufacturing improvements that resulted in increased output. Some additional outsourcing of fluid transfer product manufacturing also contributed to the improvement in revenues and diluted earnings per share. The Company was able to leverage its fixed costs to realize strong flow through profitability on the incremental revenues. This leverage, coupled with lower than expected selling and administrative expenses, resulted in operating margin expansion.

The Company intends to release first quarter 2006 results after the market closes on Wednesday, April 26, 2006 and conduct a related conference call at 9:30 a.m. Eastern time on Thursday, April 27.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding expected diluted earnings per share for the three months ended March 31, 2006. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the preliminary nature of the revised guidance, which is subject to further review by our management and our independent auditors; (2) the ability to effectively integrate acquisitions and realize anticipated cost savings, synergies and revenue enhancements; (3) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (4) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (5) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (6) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (7) the Company’s ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (8) the risks associated with the reduced liquidity generated by the substantial additional indebtedness incurred to complete the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company’s credit facilities and indentures; (9) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (10) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company’s products; (11) the risks associated with environmental compliance costs and liabilities; (12) the ability to attract and retain quality management personnel; (13) the ability to avoid employee work stoppages and other labor difficulties; (14) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (15) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (16) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (17) changes in laws and regulations, including accounting standards, tax requirements and related interpretations or guidance. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

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